UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2014 (February 28, 2014)

HALLADOR ENERGY COMPANY
(Exact name of registrant as specified in its charter)

Colorado	001-3473	84-1014610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1660 Lincoln Street, Suite 2700, Denver Colorado	80264-2701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-839-5504

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Our consolidated financial statements should be read in conjunction with this discussion.

Overview

The largest portion of our business is devoted to coal mining in the state of Indiana through Sunrise Coal, LLC (a wholly-owned subsidiary) serving the electric power generation industry.  We also own a 45% equity interest in Savoy Energy, L.P., a private oil and gas exploration company with operations in Michigan and a 50% interest in Sunrise Energy, LLC, a private gas exploration company with operations in Indiana. We account for our investments in Savoy and Sunrise Energy using the equity method.

Our largest contributor to revenue and earnings is the Carlisle underground coal mine located in western Indiana, about 30 miles south of Terre Haute.  Over 81% of our coal sales are to customers with large scrubbed coal-fired power plants in the state of Indiana.  Our mines and coal reserves are strategically located in close proximity to our primary customers, which reduces transportation costs and thus provides us with a competitive advantage with respect to those customers; our closest customer’s plant is 13 miles away and the farthest Indiana customer is 100 miles away.  We have access to our primary customers directly through either the CSX Corporation (NYSE: CSX) or through the Indiana Rail Road, majority owned by the CSX.  During 2013 about 12% of our sales were to customers in Central Florida almost 1,000 miles away.

We see an increasing demand for coal produced in the Illinois Basin (ILB) in the future.  Demand for coal produced in the ILB is expected to grow at a rate faster than overall U.S. coal demand due to ILB coal having higher heating content than Powder River Basin (PRB) and lower cost structure than Central Appalachia (CAAP) coal. Many utilities are scrubbing to meet emission requirements beyond just sulfur compliance, even utilities that burn exclusively PRB.  Once scrubbed, those utilities are usually capable of burning ILB coal.  It is this trend of new scrubber installations coupled with rising CAAP cost structure that is leading to increased switching from CAAP coal to ILB coal.  Some fuel switching will also occur from PRB to ILB in newly scrubbed utilities located near ILB coal supply.

Our customers have made or announced plans to make significant investments in pollution control equipment at their plants.  Due to these large investments none of these plants are scheduled for retirement; thus we expect to be supplying these plants for many years.  It is not economical for the smaller, older, less efficient power plants to install scrubbers and other pollution control devices; accordingly, those type plants most likely will be retired in the coming years.

Our Coal Contracts

We have close relationships with our customers: Duke Energy Corporation (NYSE:DUK), Hoosier Energy, an electric cooperative, and Indianapolis Power & Light Company, a wholly-owned subsidiary of The AES Corporation (NYSE:AES). During 2013 and 2012 we sold 400,600 tons and 185,000 tons, respectively to an Orlando utility through an arrangement we have with an affiliate of JP Morgan. We believe these Florida sales are an indication of the trend of ILB coal replacing CAAP coal that has traditionally supplied the southeast markets.  During 2013 we sold about one million tons each to two customers, about 500,000 tons to the third customer and about 400,000 tons to the fourth customer.

The table below illustrates the status of our current coal contracts

Year	Contracted Tons	Average Price/Ton

2014	3,504,000*	$42.72
2015	1,650,000	41.99
2016	689,000	40.93**	.
Total	5,843,000

*Includes about 150,000 tons from our new Ace-in-the-Hole surface mine.

**During 2013, to accommodate one of our major customers, we entered into three separate agreements that allowed them to defer 338,000 tons originally to be delivered in 2013 to sometime in 2016. Under the agreements they agreed to pay us an average of $5.36/ton over the life of the deferral periods and we recognize the revenue accordingly as required by US GAAP. Therefore, we recognized $251,000 in the fourth quarter of 2013 and will recognize $781,000 during each of the years 2014 and 2015; otherwise our average price/ton in 2016 would be $43.57.

We expect to continue selling a significant portion of our coal under supply agreements with terms of one year or longer. Typically, customers enter into coal supply agreements to secure reliable sources of coal at predictable prices while we seek stable sources of revenue to support the investments required to open, expand and maintain or improve productivity at the mines needed to supply these contracts.  The terms of coal supply agreements result from competitive bidding and extensive negotiations with customers.

Current Projects

All of our underground coal reserves are high sulfur (4.5 - 6#) with a BTU content in the 11,500 range. As discussed below, the Ace surface mine is low sulfur (1.5#) with a BTU content of 11,400.  We have no met coal reserves, only steam (thermal) coal reserves. Below is a discussion of our current projects preceded by a table of our coal reserves.

Reserve Table - Controlled Tons (in millions):
		Year-End Reserves
	Annual Capacity	2013			2012
		Proven	Probable	Total	Proven	Probable	Total

Carlisle (assigned)	3.4	33.5	8.6	42.1	34.2	9.3	43.5
Ace-in-the-Hole (assigned)	0.5	3.1		3.1	3.1		3.1
Bulldog (unassigned)		19.6	16.2	35.8	19.5	16.1	35.6
War Eagle (unassigned)		27.7	15.4	43.1	15.5	13.9	29.4
Total	3.9	83.9	40.2	124.1	72.3	39.3	111.6

Assigned				45.2			46.6
Unassigned				78.9			65.0
				124.1			111.6

Active Reserve (assigned) - Carlisle Mine (underground)

Our coal reserves at December 31, 2013 assigned to the Carlisle Mine were 42.1 million tons compared to beginning of year reserves of 43.5 million tons.  Primarily through the execution of new leases, our reserve additions of 2.5 million tons replaced 80% of our 2013 production of 3.1 million tons. We reduced our reserves by 810,000 tons due to revised mining plans.  The mine is located near the town of Carlisle, Indiana in Sullivan County and became operational in January 2007. The coal is accessed with a slope to a depth of 340'. The coal is mined in the Indiana Coal V seam which is highly volatile bituminous coal and is the most economically significant coal in Indiana.  The Indiana V seam has been extensively mined by underground and surface methods in the general area. The coal thickness in the project area is 4' to 7'.

The mine has several advantages as listed below:

•
SO2 - Historically, Carlisle has guaranteed a 6# SO2 product; however, with the addition of the Ace-in-the-Hole Mine we can blend lower sulfur coal with Carlisle coal and guarantee a mid-sulfur product which should command a higher price and increase our customer base.  Few mines in the ILB have the ability to offer their customers various ranges of SO2. Carlisle has supplied coal to 11 different power plants.

•
Chlorine - Our reserves have lower chlorine (<0.10%) than average ILB reserves of 0.22%.  Much of the ILB’s new production is located in Illinois and possesses chlorine content in excess of .30%.  The relatively low chlorine content of our reserves is attractive to buyers given their desire to limit the corrosive effects of chlorine in their power plants.

•
Transportation - Carlisle has a double 100 rail car loop facility and a four-hour certified batch load-out facility connected to the CSX railroad.  The Indiana Rail Road (INRD) also has limited running rights on the CSX to our mine.  Dual rail access gives us a freight advantage to more customers.  Long term, the CSX anticipates our coal being shipped to southeast markets via their railroad.  We sell our coal FOB the mine and substantially all of our coal is transported by rail.  However, on occasion we have shipped to three power plants via truck.

New Mine (assigned) - Ace-in-the-Hole Mine (Ace) (surface)

In November 2012 we purchased for $6 million permitted fee coal reserves, coal leases and surface properties near Clay City, Indiana in Clay County.  The Ace mine is 42 road miles northeast of the Carlisle Mine.  We control 3.1 million tons of proven coal reserves of which we own 1.2 million tons in fee.  We mine two primary seams of low sulfur coal which make up 2.9 million of the 3.1 million tons controlled.  Both of the primary seams are low sulfur (2# SO2).  Mine development began in late December 2012 and we began shipping coal in late August 2013.  We truck low sulfur coal from Ace to Carlisle to blend with Carlisle’s high sulfur coal. Many utilities in the southeastern U.S. have scrubbers with lower sulfur limits (4# SO2) which cannot accept the higher sulfur contents of the ILB (6# SO2). Blending Carlisle coal to a lower sulfur specification enables us to market Carlisle coal to more customers.  We currently have a contract at Carlisle which requires us to blend coal from Ace to meet sulfur specifications.  We also expect to ship low sulfur coal from Ace direct to unscrubbed customers that require low sulfur (2# SO2).  We expect the maximum capacity of Ace to be 500,000 tons annually. Ace currently has 30% of its capacity contracted for 2014.  We have invested $22 million in minerals, land, equipment and development as of December 31, 2013.

During the last half of 2013 we sold 26,000 high sulfur and 10,000 low sulfur tons from Ace.  Ace transitioned to the production stage in October.

New Reserve (unassigned) - Bulldog Mine (underground)

We have leased roughly 19,300 acres in Vermillion County, Illinois near the village of Allerton.  Based on our reserve estimates we currently control 35.8 million tons of coal reserves. A considerable amount of our leased acres has yet to receive any exploratory drilling, thus we anticipate our controlled reserves to grow as we continue drilling in 2014.  The permitting process was started in the summer of 2011, and we filed the formal permit with the state of Illinois and the appropriate Federal regulators during June 2012.  We currently expect to receive an approved mining permit in the fourth quarter of 2014.

Full-scale mine development will not commence until we have a sales commitment. We estimate the costs to develop this mine to be $150 million at full capacity of three million tons annually.

New Reserve (unassigned) – War Eagle Mine (underground)

We have leased roughly 11,000 acres in Lawrence County, Illinois near the village of Russellville. Based on our reserve estimates we currently control 43.1 million tons of coal reserves. This reserve is located about 20 miles southwest of the Carlisle Mine. Our initial testing indicates that this reserve’s minability and coal quality is very similar to the Carlisle reserve.

We anticipate filing for a mining permit in late 2014. Full-scale mine development will not commence until we have a sales commitment. We estimate the costs to develop this mine to be $150 million at full capacity of 3.3 million tons annually.

Unassigned reserves represent coal reserves that would require new mineshafts, mining equipment, and plant facilities before operations could begin on the property. The primary reason for this distinction is to inform investors which coal reserves will require substantial capital expenditures before production can begin.

Ohio River Terminal

On May 31, 2013 we purchased for $2.8 million a multi-commodity truck/barge terminal. Over 17 acres of secured area is available. The terminal is at mile point 743.8 on the Indiana bank of the Ohio River near the William Natcher Bridge between Rockport and Grandview, Indiana.  Currently the dock will handle third party commodities.  In the long term, we plan to ship coal through the dock.  The terminal is in close proximity to the NS railroad, the CSX railroad and American Electric Power's Rockport generating power plant. We do not expect revenue from this asset until 2015. G&A expenses for this property were about $500,000 during 2013.

Liquidity and Capital Resources

Our capex budget for 2014 is about $15 million.  At Carlisle we expect to spend $12 million for maintenance capex and $2.5 million for expansion capex.  At Ace we estimate maintenance capex to be about $500,000. Cash from operations should fund these expenditures. In addition we have about $110 million available under our bank line.

We have no material off-balance sheet arrangements.

Capital Expenditures (capex)

For 2013 our capex was about $31.4 million allocated as follows (in 000's):

Carlisle - maintenance capex	$14,602
Carlisle - expansion/improvements	2,973
Carlisle - land and minerals	346
Ace - mine development	4,013
Ace - surface equipment	5,858
Other projects	3,685
Items accrued for but not paid	(85)
Capex per the Cash Flow Statement	$31,392

Results of Operations

Quarterly coal sales and cost data (in 000’s):

2013
	1st	2nd	3rd	4th	Full Year
Tons sold	840	774	817	757	3,188
Coal sales	$33,995	$34,149	$34,985	$34,307	$137,436
Average price/ton	40.47	44.12	42.82	45.32	43.11
Wash plant recovery	74.0%	70.9%	68.0%	63.2%	69.0%
Operating costs	$23,290	$22,262	$23,407	$23,934	$92,893
Average cost/ton	27.73	28.76	28.65	31.62	29.14
Margin	10,705	11,887	11,578	10,373	44,543
Margin/ton	12.74	15.36	14.17	13.70	13.97
Capex	8,604	6,174	8,780	7,834	31,392

2012
	1st	2nd	3rd	4th	Full Year
Tons sold	701	743	810	752	3,006
Coal sales	$29,620	$32,487	$36,152	$33,111	$131,370
Average price/ton	42.25	43.72	44.63	44.03	43.70
Wash plant recovery	73.1%	71.2%	71.1%	71.7%	71.8%
Operating costs	$18,433	$18,816	$20,745	$21,745	$79,739
Average cost/ton	26.29	25.32	25.61	28.91	26.53
Margin	11,187	13,671	15,407	11,366	51,631
Margin/ton	15.96	18.40	19.02	15.12	17.17
Capex	2,372	1,857	4,993	16,987	26,209

Year	Tons	Average Sales Price/ton	Average Cost/ton	Margin/ ton	Margin (in millions)
2012	3,006,000	$43.70	$26.53	$17.17	$51.6
2013	3,188,000	43.11	29.14	13.97	44.5
2014*	3,504,000	42.72	28.50	14.22	49.8

_____________________________________
*Sales are contracted for 2014. Average cost per ton is an estimate.

During much of 2013 we experienced difficult mining conditions and lower recoveries at Carlisle.  In the fourth quarter of 2013 we experienced our highest cost of production ever due to extremely low recovery.  Additionally, several production days were lost due to weather and operational issues at Carlisle.  We estimate 2014 costs will be lower than 2013 due to improving recovery.  We are making significant investments to our wash plant in an effort to improve recovery.  The wash plant recovery for January 2014 was 68.6%.  We are focused on reducing our costs to the projected $28.50/ton set forth in the table above. January 2014 costs per ton were less than the projected $28.50.

Capex in the fourth quarter of 2012 includes $9 million for the purchase of the Ace surface mine and another $4 million for land at Bulldog and Carlisle.

Other Analyses of Results of Operations

Savoy’s activity is discussed below.

The increase in equity income from Sunrise Energy was due to higher natgas prices.

The increase in DD&A was due to additions to plant and equipment.

MSHA Reimbursements

Some of our coal contracts allow us to pass on certain costs incurred resulting from changes in costs to comply with mandates issued by MSHA or other government agencies. We do not recognize any revenue until customers have notified us that they accept the charges.

We submitted our incurred costs for 2010 in September 2011 for $4.2 million.  One of the customers agreed with our analysis and paid $2.3 million in February 2012 and the other agreed with our analysis in May 2012. Accordingly, $2.3 million was recorded in the first quarter and the other $1.9 million was recorded in the second quarter of 2012.

We submitted our incurred costs for 2011 in October 2012 for $3.7 million. $2.1 million in reimbursements were recorded in the first quarter 2013 and $1.6 million were recorded in the fourth quarter. Based on past experience we expect to collect the 2012 costs in 2014 and the 2013 costs in 2015.

Income Taxes

During 2013 our effective tax rate was 25%.  For 2014, we are projecting an effective tax rate of 25% or slightly less.  Based on our projections, we are forecasting a total federal and state tax obligation in excess of existing prepayments of $4.6 million, resulting in additional outlays of cash for income taxes.  In addition, we expect the tax consequences between income tax and financial reporting purposes to result in a reduction to the deferred tax liability with a corresponding deferred tax benefit.

45% Ownership in Savoy

Savoy operates almost exclusively in Michigan.  They have an interest in the Trenton-Black River Play in southern Michigan.  They hold 144,000 gross acres (about 72,000 net) in this area.  During 2013 Savoy drilled 30 gross wells in this play of which 10 were dry, 17 were successful, and three are still being evaluated. During 2014 Savoy plans on drilling 20 or more additional wells in the play.  Drilling locations in this play are identified based on the evaluation of extensive 3-D seismic shoots. Savoy operates their own wells and their working interest averages between 30 and 60% and their net revenue interest averages between 25 and 48%. Savoy’s net daily oil production currently averages about 1,100 barrels. Savoy has an interest in about 96 gross wells (37 net).

Late last year Savoy engaged Energy Spectrum Advisors Inc. (ESA) to market its Trenton-Black River (TBR) operated oil properties located in southeast Michigan. ESA has offices in Dallas and Houston.  More information will be posted to the ESA website in early March 2014.

The reserve quantity and value information set forth in the tables below, do not agree to the Brock Engineering Report as such report only includes the TBR properties.  The other properties are not significant, but have been included in the tables below.  The TBR properties comprise about 95% of the PV10 amounts.

We are looking forward to the opportunity to potentially effect a monetization of our Savoy investment.

The table below provides detail for Savoy’s operations for the last two years; such unaudited amounts are to the 100%, in other words not shown proportionate to our 45% interest (financial statement data in thousands):

	2013	2012
Revenue:
Oil	$32,057	$25,830
NGLs (natural gas liquids)	900	926
Natgas	709	368
Contract drilling	5,409	4,555
Other	3,173	373
Total revenue	42,248	32,052
Costs and expenses:
LOE (lease operating expenses)	3,262	2,659
Severance tax	2,476	2,015
Contract drilling costs	3,520	3,161
DD&A (depreciation, depletion & amortization)	5,802	6,387
G&G (geological and geophysical costs)	5,084	3,208
Dry hole costs	3,066	3,244
Impairment of unproved properties	3,999	3,778
Other exploration costs	451	340
G&A (general & administrative)	1,662	1,287
Stock option expense		1,448
Total expenses	29,322	27,527

Net income	$12,926	$4,525

The information below is not in thousands:
Oil production – barrels	337,950	295,000
Average oil prices/barrel	$95.00	$88.00
Oil reserves in barrels	3,246,000	1,545,000
NGL reserves in barrels	218,000	64,000
Natgas reserves in Mcf	2,875,000	2,448,000
Oil prices/barrel used for PV 10	$94.66	$91.00
PV 10: proved reserves	$200,707,000	$78,000,000
PV 10: proved developed reserves	$105,922,000	$48,000,000

The data below is shown proportionate to our approximate 45% ownership in Savoy.

PV 10: proved reserves	$90,820,000	$35,303,000
PV 10: proved developed reserves	$47,930,000	$21,725,000

Critical Accounting Estimates and Significant Accounting Policies

We believe that the estimates of our coal reserves and our deferred tax assets and liability accounts are our only critical accounting estimates. The reserve estimates are used in the DD&A calculation, in our impairment test and in our internal cash flow projections.  If these estimates turn out to be materially under or over-stated; our DD&A expense and impairment test may be affected. Furthermore, if our coal reserves are materially overstated, our liquidity and stock price could be adversely affected.

We have analyzed our filing positions in all of the federal and state jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions.  We identified our federal tax return and our Indiana state tax return as “major” tax jurisdictions.  During 2012 the IRS completed an examination of our 2009 and 2010 federal tax returns and there were no significant adjustments.  During 2012 the State of Indiana completed their examination of our 2008-2010 returns and no adjustments were proposed.  We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our consolidated financial position.

Our significant accounting policies are set forth in Note 1 to the Financial Statements.

Yorktown Distributions

As previously disclosed, Yorktown Energy Partners and its affiliated partnerships (Yorktown) have made eight distributions to their numerous partners totaling 6 million (750,000 per distribution) shares since May 2011.  In the past these distributions were made soon after we filed our Form 10-Qs and Form 10-Ks.  Currently they own 9.7 million shares of our stock representing about 34% of total shares outstanding.

We have been informed by Yorktown that they have not made any determination as to the disposition of their remaining Hallador stock. While we do not know Yorktown’s ultimate strategy to realize the value of their Hallador investment for their partners, we expect that over time such distributions will improve our liquidity and float.

If and when we are advised of another Yorktown distribution, we will timely report such on a Form 8-K.

New Accounting Pronouncements

None of the recent FASB pronouncements will have any material effect on us.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Hallador Energy Company
Denver, Colorado

We have audited the accompanying consolidated balance sheet of Hallador Energy Company and Subsidiaries (the “Company”) as of December 31, 2012 and 2013, and the related consolidated statements of comprehensive income, cash flows, and stockholders' equity for each of the years in the two year period ended December 31, 2013.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hallador Energy Company and Subsidiaries, as of December 31, 2012 and 2013, and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ EKS&H LLLP

February 28, 2014
Denver, Colorado

Consolidated Balance Sheet
As of December 31,
(in thousands, except share data)

ASSETS	2013	2012
Current assets:
Cash and cash equivalents	$16,228	$21,888
Accounts receivable	10,577	8,127
Prepaid income taxes	4,661
Coal inventory	4,778	2,342
Parts and supply inventory	2,826	2,264
Other	291	242
Total current assets	39,361	34,863

Coal properties, at cost:
Land and mineral rights	26,476	22,705
Buildings and equipment	148,077	131,566
Mine development	85,333	71,046
	259,886	225,317
Less - accumulated DD&A	(77,545)	(58,479)
	182,341	166,838
Investment in Savoy	16,733	12,230
Investment in Sunrise Energy	4,573	3,969
Other assets (Note 9)	17,405	11,307
	$260,413	$229,207
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$10,357	$9,386
Income taxes		1,660
Total current liabilities	10,357	11,046

Long-term liabilities:
Bank debt	16,000	11,400
Deferred income taxes	43,304	35,863
Asset retirement obligations	5,290	2,573
Other	2,128	6,316
Total long-term liabilities	66,722	56,152
Total liabilities	77,079	67,198
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.10 par value, 10,000 shares authorized; none issued
Common stock, $.01 par value, 100,000 shares authorized; 28,751 and 28,529 outstanding, respectively	287	285
Additional paid-in capital	87,872	86,576
Retained earnings	94,796	75,118
Accumulated other comprehensive income	379	30
Total stockholders’ equity	183,334	162,009
	$260,413	$229,207

See accompanying notes.

Consolidated Statement of Comprehensive Income
For the years ended December 31,
(in thousands, except per share data)

	2013	2012
Revenue:
Coal sales	$137,436	$131,370
Equity income – Savoy	5,827	2,039
Equity income - Sunrise Energy	629	167
Liability extinguishment (Note 12)	4,300
Gain on sale of land		2,748
Other income (Note 9)	5,678	4,999
	153,870	141,323
Costs and expenses:
Operating costs and expenses	92,893	79,739
DD&A	18,585	16,028
Coal exploration costs	2,360	2,453
SG&A	7,669	7,532
Interest	1,547	1,096
	123,054	106,848

Income before income taxes	30,816	34,475

Less income taxes:
Current	221	5,905
Deferred	7,441	4,763
	7,662	10,668

Net income*	$23,154	$23,807

Net income per share:
Basic	$.81	$.84
Diluted	$.80	$.83

Weighted average shares outstanding:
Basic	28,595	28,331
Diluted	28,906	28,843
-----------------------------------------------------
 *There is no material difference between net income and comprehensive income.

See accompanying notes.

Consolidated Statement of Cash Flows
For the years ended December 31,
(in thousands)

	2013	2012
Operating activities:
Net income	$23,154	$23,807
Gain on sale		(2,748)
Liability extinguishment	(4,300)
Deferred income taxes	7,441	4,763
Equity income – Savoy and Sunrise Energy	(6,456)	(2,206)
Cash distributions from Savoy and Sunrise Energy	1,325	1,943
DD&A	18,585	16,028
Stock-based compensation	2,155	2,655
Taxes paid on vesting of RSUs	(780)	(739)
Change in current assets and liabilities:
Accounts receivable	(2,394)	(1,058)
Coal inventory	(2,436)	(479)
Income taxes	(6,327)	(3,465)
Accounts payable and accrued liabilities	1,130	1,060
Other	(3,916)	(2,519)
Cash provided by operating activities	27,181	37,042
Investing activities:
Proceeds from sale of properties		7,630
Capital expenditures for coal properties	(31,392)	(26,209)
Ohio River terminal	(2,836)
Investment in Sunrise Energy		(506)
Marketable securities		(1,221)
Other	263	(48)
Cash used in investing activities	(33,965)	(20,354)
Financing activities:
Payments of bank debt		(7,500)
Bank borrowings	4,600	1,400
Deferred financing costs		(1,544)
Dividends	(3,476)	(23,374)
Stock option buy-out		(1,461)
Other		137
Cash provided by (used in) financing activities	1,124	(32,342)
Decrease in cash and cash equivalents	(5,660)	(15,654)
Cash and cash equivalents, beginning of year	21,888	37,542
Cash and cash equivalents, end of year	$16,228	$21,888

Cash paid for interest	$1,028	$622
Cash paid for income taxes	6,045	9,250
Increase in ARO	2,535	159

See accompanying notes.

Consolidated Statement of Stockholders’ Equity
(in thousands)

	Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance January 1, 2012	28,309	$283	$85,984	$74,685	$41	$160,993

Stock-based compensation	20		2,655			2,655
Stock issued on vesting of RSUs	290	2				2
Taxes paid on vesting of RSUs	(90)		(739)			(739)
Stock option buy-out for cash			(1,461)			(1,461)
Dividends				(23,374)		(23,374)
Net income				23,807		23,807
Other			137		(11)	126
Balance December 31, 2012	28,529	285	86,576	75,118	30	162,009

Stock-based compensation	13		2,155			2,155
Stock issued on vesting of RSUs	316	2				2
Taxes paid on vesting of RSUs	(107)		(780)			(780)
Dividends				(3,476)		(3,476)
Net income				23,154		23,154
Other			(79)		349	270
Balance December 31, 2013	28,751	$287	$87,872	$94,796	$379	$183,334

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)   Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of Hallador Energy Company and its wholly-owned subsidiary Sunrise Coal, LLC (Sunrise).  All significant intercompany accounts and transactions have been eliminated.  We are engaged in the production of steam coal from mines located in western Indiana.  We own a 45% equity interest in Savoy Energy L.P., a private oil and gas company which has operations in Michigan and a 50% interest in Sunrise Energy LLC, a private entity engaged primarily in natgas operations in the same vicinity as the Carlisle mine.

Reclassification

To maintain consistency and comparability, certain amounts in the 2012 financial statements have been reclassified to conform to current year presentation.

Inventories

Coal and supplies inventories are valued at the lower of average cost or market. Coal inventory costs include labor, supplies, equipment costs and overhead.

Advance Royalties

Coal leases that require minimum annual or advance payments and are recoverable from future production are generally deferred and charged to expense as the coal is subsequently produced.

Coal Properties

Coal properties are recorded at cost. Interest costs applicable to major asset additions are capitalized during the construction period. Expenditures that extend the useful lives or increase the productivity of the assets are capitalized. The cost of maintenance and repairs that do not extend the useful lives or increase the productivity of the assets are expensed as incurred.  Other than land and underground mining equipment, coal properties are depreciated using the units-of-production method over the estimated recoverable reserves. Surface and underground mining equipment is depreciated using estimated useful lives ranging from five to twenty years.

If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed for recoverability. If this review indicates that the carrying value of the asset will not be recoverable through estimated undiscounted future net cash flows related to the asset over its remaining life, then an impairment loss is recognized by reducing the carrying value of the asset to its estimated fair value.

Mine Development

Costs of developing new coal mines, including asset retirement obligation assets, or significantly expanding the capacity of existing mines, are capitalized and amortized using the units-of-production method over estimated recoverable (proved and probable) reserves.

Asset Retirement Obligations (ARO) - Reclamation

At the time they are incurred, legal obligations associated with the retirement of long-lived assets are reflected at their estimated fair value, with a corresponding charge to mine development. Obligations are typically incurred when we commence development of underground and surface mines, and include reclamation of support facilities, refuse areas and slurry ponds.

Obligations are reflected at the present value of their future cash flows.  We reflect accretion of the obligations for the period from the date they are incurred through the date they are extinguished. The asset retirement obligation assets are amortized using the units-of-production method over estimated recoverable (proved and probable) reserves.  We are using a 5.5% discount rate.

Federal and state laws require that mines be reclaimed in accordance with specific standards and approved reclamation plans, as outlined in mining permits.  Activities include reclamation of pit and support acreage at surface mines, sealing portals at underground mines, and reclamation of refuse areas and slurry ponds.

We assess our ARO at least annually and reflect revisions for permit changes, changes in our estimated reclamation costs and changes in the estimated timing of such costs.

The table below (in thousands) reflects the changes to our ARO:

	2013	2012
Balance beginning of year	$2,573	$2,276
Accretion	182	138
Additions – primarily Ace for 2013	2,535	159
Balance end of year	$5,290	$2,573

Statement of Cash Flows

Cash equivalents include investments with maturities when purchased of three months or less.

Income Taxes

Income taxes are provided based on the liability method of accounting.  The provision for income taxes is based on pretax financial income. Deferred tax assets and liabilities are recognized for the future expected tax consequences of temporary differences between income tax and financial reporting and principally relate to differences in the tax basis of assets and liabilities and their reported amounts, using enacted tax rates in effect for the year in which differences are expected to reverse.

Earnings per Share

Basic earnings per share are computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share are computed on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include restricted stock units.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period.  Actual amounts could differ from those estimates.  The most significant estimates included in the preparation of the financial statements are related to deferred income tax assets and liabilities and coal reserves.

Revenue Recognition

We recognize revenue from coal sales at the time risk of loss passes to the customer at contracted amounts and amounts are deemed collectible.

Long-term Contracts

We evaluate each of our contracts to determine whether they meet the definition of a derivative and they do not.  As of December 31, 2013, we are committed to supply to our customers 5.8 million tons of coal during the next three years. During 2013 four of our customers accounted for 94% of our coal sales: one for 39%, the second for 29%, the third for 14% and the fourth for 12%. During 2012 three of our customers accounted for 93% of our coal sales: one for 46%, the second for 31%, and the third for 16%.

We are paid every two to four weeks and do not expect any credit losses.

Stock-based Compensation

Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the stock award (generally three to four years) using the straight-line method.

New Accounting Pronouncements

None of the recent FASB pronouncements will have any material effect on us.

Subsequent Events

We have evaluated all subsequent events through the date the financial statements were issued. No material recognized or non-recognizable subsequent events were identified.

(2)   Bill and Hold

Early in 2012 two of our customers advised us that their coal stockpiles were increasing and asked us to consider storing their coal on our property. In April 2012 we entered into a storage agreement with one customer to store 250,000 tons for a minimum of one year and up to a maximum of two years. In June 2012 we entered into a similar storage agreement with the second customer. During the 2013 second quarter we increased the storage agreement by 50,000 tons for one of the customers. We continue to sell the coal as contracted to these customers.  The risks and rewards of ownership pass from us to them as coal is placed into segregated storage. We are paid a nominal storage fee in addition to our contracted price at the time the coal is placed in storage. During the first half of 2013, 145,000 tons were placed in storage for the first customer and nil for the second customer. We have recognized $7.3 million in revenue from these “bill and hold” arrangements for 2013. No tons were placed in storage during the last half of 2013. As of December 31, 2013, we have in storage 300,000 tons for the first customer and 250,000 tons for the second. There were no changes in payment terms with our customers and, as of December 31, 2013, all receivables outstanding from these two customers had been collected.

(3)   Income Taxes (in thousands)

Our income tax is different than the expected amount computed using the applicable federal and state statutory income tax rates.  The reasons for and effects of such differences for the years ended December 31 are below:

	2013	2012
Expected amount	$10,784	$12,064
State income taxes, net of federal benefit	1,540	1,723
Percentage depletion	(4,373)	(1,816)
Other	(289)	(1,303)
	$7,662	$10,668

The deferred tax assets and liabilities resulting from temporary differences between book and tax basis are comprised of the following at December 31:

	2013	2012
Long-term deferred tax assets:
Stock-based compensation	$372	$582
Investment in Savoy	1,885	1,582
Oil and gas properties	913	1,778
Net long-term deferred tax assets	3,170	3,942
Long-term deferred tax liabilities:
Coal properties	(46,474)	(39,805)
Net deferred tax liability	$43,304	$35,863

We have analyzed our filing positions in all of the federal and state jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions.  We identified our federal tax return and our Indiana state tax return as “major” tax jurisdictions.  During 2012 the IRS completed an examination of our 2009 and 2010 federal tax returns and there were no significant adjustments.  During 2012 the State of Indiana completed their examination of our 2008-2010 returns and no adjustments were proposed.  We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our consolidated financial position.

(4)   Stock Compensation Plans

Restricted Stock Units

At December 31, 2013 we had 164,000 Restricted Stock Units (RSUs) outstanding and 840,000 available for future issuance.  The outstanding RSUs have a value of $9 million based on our current stock price of $8.29.  On February 1, 2014 we granted 920,000 RSUs to key employees of which 720,000 vest equally over four years and 200,000 over two years. Our stock price on grant date was $7.66.  In April 2012, we granted 143,000 RSUs with cliff vesting over three years; our stock closed at $9 on grant date. We expect 310,000 RSUs to vest/lapse during 2014 under our current vesting schedule.

During 2013 and 2012, there were 315,500 and 297,500 RSUs that vested, respectively. On the vesting dates the shares had a value of $2.3 million for 2013 and $2.4 million for 2012. Under our RSU plan participants are allowed to relinquish shares to pay for their required minimum statutory income taxes.

Stock-based compensation expense for 2013 was $2.2 million and for 2012 was $2.7 million. For 2014, based on existing RSUs outstanding, stock-based compensation expense will be $2.7 million.

Stock Options

On October 31, 2012 we paid our CEO $1.5 million in exchange for him relinquishing his 200,000 stock options with a $2.30 strike price.  The stock was selling for $9.50 on the transaction date. We no longer have any stock options outstanding.

Stock Bonus Plan

Our stock bonus plan was authorized in late 2009 with 250,000 shares. Currently, we have about 86,000 shares left in such plan.

(5)   Bank Debt

During October 2012, Sunrise Coal, our wholly-owned subsidiary, entered into a new credit agreement (the “Credit Agreement”) with PNC Bank, as administrative agent, and the lenders named therein. The Credit Agreement replaced the previous credit agreement we had with PNC. Closing costs on this new facility were about $1.5 million which were deferred and are being amortized over five years.  Outstanding debt at December 31, 2013 was $16 million.

The Credit Agreement provides for a $165 million senior secured revolving credit facility. The facility matures in five years. The facility is collateralized by substantially all of Sunrise’s assets and we are the guarantor. We will draw on the facility as needed for development of our new projects in Illinois and Indiana.

All borrowings under the Credit Agreement bear interest, at LIBOR plus 2% if the leverage ratio is less than 1.5X (which it currently is), LIBOR plus 2.5% if the leverage ratio is over 1.5 but less than 2X and at LIBOR plus 3% if the leverage ratio is over 2X. LIBOR was 17 BPS at December 31, 2013. The maximum leverage ratio is 2.75X.  The leverage ratio is equal to funded debt/EBITDA. The annual commitment fee is 50 BPS but falls to 37.5 BPS if we borrow more than 33% of the facility.  The maximum that we can currently borrow is $126 million due to our current covenants. The Credit Agreement also imposes certain other customary restrictions and covenants as well as certain milestones we must meet in order to draw down the full amount.

(6)   Equity Investment in Savoy

We own a 45% interest in Savoy Energy L.P. (Savoy), a private company engaged in the oil and gas business primarily in the state of Michigan.  Savoy uses the successful efforts method of accounting.  We account for our interest in Savoy using the equity method of accounting.

Below (in thousands) to the 100% is a condensed balance sheet at December 31, for both years and a condensed statement of operations for both years.

Condensed Balance Sheet

	2013	2012
Current assets	$29,182	$16,207
Oil and gas properties, net	25,408	21,065
Other	260	263
	$54,850	$37,535

Total liabilities	$16,447	$9,116
Partners' capital	38,403	28,419
	$54,850	$37,535

Condensed Statement of Operations

	2013	2012
Revenue	$42,248	$32,052
Expenses	(29,322)	(27,527)
Net income	$12,926	$4,525

Late last year Savoy engaged Energy Spectrum Advisors Inc. (ESA) to market its Trenton-Black River (TBR) oil properties located in southeast Michigan. ESA has offices in Dallas and Houston.  More information will be posted to the ESA website in early March 2014.

The reserve quantity and value information set forth in the tables below, do not agree to the Brock Engineering Report as such report only includes the TBR properties.  The other properties are not significant, but have been included in the tables below.  The TBR properties comprise about 95% of the PV10 amounts.

We are looking forward to the opportunity to potentially effect a monetization of our Savoy investment.

Unaudited Oil and Gas Reserve Quantity and Value Information (in thousands)

The data below is shown proportionate to our approximate 45% ownership in Savoy.

Costs incurred are as follows:

2013
Unproved property acquisition	$1,287
Development	858
Exploration	7,061
Total	$9,206

	Oil (Bbls)	NGLs (Bbls)	Natgas (Mcf)

January 1, 2013	700	29	1,108
Extensions and discoveries	898	58	442
Production	(153)	(11)	(96)
Revisions to previous estimates	24	23	(153)
December 31, 2013	1,469	99	1,301

Proved developed reserves	746	60	450
Proved undeveloped reserves (PUDs)	723	39	851

	Proved Developed	PUDs	Total Proved
Future cash flows:
Oil	$70,582	$70,662	$141,244
NGLs	2,551	1,669	4,220
Natgas	1,365	976	2,341
Total cash flows	74,498	73,307	147,805
Future production costs	(12,213)	(12,233)	(24,446)
Future development costs		(3,073)	(3,073)
Future income tax (none since Savoy is a pass-through entity for income tax purposes)
Future net cash flows	62,285	58,001	120,286
10% annual discount for estimated timing of cash flows	(14,355)	(15,111)	(29,466)
Standardized measure of discounted future net cash flows	$47,930	$42,890	$90,820

2013
Beginning of year	$35,300
Sales, net of production costs	(12,640)
Net changes in prices and production costs	1,600
Extensions and discoveries	57,200
Revisions of previous quantity estimates	2,100
Change in production timing and other	3,700
Accretion of discount	3,560
End of year	$90,820

Average wellhead prices:
Oil (per Bbl)	$94.66
NGLs (per Bbl)	42.45
Natgas (per Mcf)	3.04

The 2013 reserve estimates shown above have been independently evaluated by Brock Engineering, LLC, which customarily prepares petroleum property analysis for industry and financial organizations and government agencies. Brock Engineering was founded in 1997 and performs consulting petroleum engineering services. Within Brock Engineering, the technical personnel responsible for preparing the estimates set forth in the Brock Engineering reserves report incorporated herein are Timothy J. Brock and Douglas J. Elenbaas. Mr. Brock has been practicing consulting petroleum engineering at Brock Engineering since 1997. Mr. Brock is a Licensed Professional Engineer in the State of Michigan (No. 39603) and has over 33 years of experience in the estimation and evaluation of reserves. He graduated from Michigan Technological University in 1980 with a Bachelor of Science Degree in Geological Engineering. He meets or exceeds the education, training, and experience requirements set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves promulgated by the Society of Petroleum Engineers; he is proficient in judiciously applying industry standard practices to engineering evaluations as well as applying SEC and other industry reserves definitions and guidelines. Mr. Elenbaas has been practicing consulting petroleum engineering at Brock Engineering since 2012. Mr. Elenbaas is a Licensed Professional Engineer in the State of Michigan (No. 32030) and has over 30 years of experience in the estimation and evaluation of reserves. He graduated from the University of Michigan in 1977 with a Bachelor of Science Degree in Chemical Engineering. He meets or exceeds the education, training, and experience requirements set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves promulgated by the Society of Petroleum Engineers; he is proficient in judiciously applying industry standard practices to engineering evaluations as well as applying SEC and other industry reserves definitions and guidelines.

The estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors.

(7)   Investment in Sunrise Energy

We own a 50% interest in Sunrise Energy, LLC which owns gas reserves and gathering equipment with plans to develop and operate such reserves. Sunrise Energy also plans to develop and explore for coal-bed methane gas reserves on or near our underground coal reserves. They use the successful efforts method of accounting. We account for our interest using the equity method of accounting.

Below (in thousands) to the 100% is a condensed balance sheet at December 31, for both years and a condensed statement of operations for both years.  Sunrise Energy’s proved oil and gas reserves are not material.

Condensed Balance Sheet

	2013	2012
Current assets	$3,109	$1,754
Oil and gas properties, net	6,781	6,934
	$9,890	$8,688

Total liabilities	$756	$762
Members' capital	9,134	7,926
	$9,890	$8,688

Condensed Statement of Operations

	2013	2012
Revenue	$3,399	$2,450
Expenses	(2,141)	(2,117)
Net income	$1,258	$333

(8)   Employee Benefits

We have no defined benefit pension plans or any post-retirement benefit plans.  We offer our employees a 401(k) Plan, where we match 100% of the first 4% that an employee contributes, a bonus plan based on meeting certain production levels and a discretionary Deferred Bonus Plan for certain key employees.  We also offer health benefits to all employees and their families.  We have 1,162 participants in our employee health plan. The plan does not cover dental, vision, short-term or long-term disability. These coverages are available on a voluntary basis.  We bear some of the risk of our employee health plans. Our health claims are capped at $110,000 per person with a maximum annual exposure of $4 million not including premiums. Our 2013 expense for the 401(k) matching was $700,000 and our expense for health benefits was $4.1 million. Our 2012 expense for the 401(k) matching was $656,000 and our expense for health benefits was $3.65 million.   The 2013 expense for the Deferred Bonus Plan was $467,000 and the 2012 expense was $367,000. The expense for the production bonus plan was $582,000 for 2013 and $684,000 for 2012.

Our mine employees are also covered by workers’ compensation and such costs for 2013 and 2012 were about $1.3 million and $875,000, respectively. Workers’ compensation is a no-fault system by which individuals who sustain work related injuries or occupational diseases are compensated. Benefits and coverage are mandated by each state which includes disability ratings, medical claims, rehabilitation services, and death and survivor benefits.  Our operations are protected from these perils through insurance policies.  Our maximum annual exposure is limited to $1 million per occurrence with a $4 million aggregate deductible.  Based on discussions and representations from our insurance carrier we believe that our reserve for our workers’ compensation benefits is adequate.  We have a safety conscious workforce and our worker’s compensation injuries have been minimal.

(9) Other Long-term Assets and Other Income

	2013	2012
Long-term assets:
Advance coal royalties	$4,693	$3,324
Deferred financing costs, net	1,195	1,494
Marketable equity securities available for sale, at fair value (restricted)*	3,889	3,548
Ohio River Terminal (see Note 11)	2,836
Miscellaneous	4,792	2,941
	$17,405	$11,307
_____________________________________ *Held by Sunrise Indemnity, Inc., our wholly-owned captive insurance company.
Other income:
MSHA reimbursements**	$3,672	$4,236
Coal storage fees	1,238	304
Miscellaneous	768	459
	$5,678	$4,999
______________________________________
**See “MSHA Reimbursements” in the MD&A section for a discussion of these amounts.

(10)    Self Insurance

In late August 2010 we decided to terminate the property insurance on our underground mining equipment. Such equipment is allocated among five mining units spread out over 14 miles.  The historical cost of such equipment is about $107 million.

(11)  Ohio River Terminal

On May 31, 2013 we purchased for $2.8 million a multi-commodity truck/barge terminal. Over 17 acres of secured area is available. The terminal is at mile point 743.8 on the Indiana bank of the Ohio River near the William Natcher Bridge between Rockport and Grandview, Indiana.  Currently the dock will handle third party commodities.  In the long term, we plan to ship coal through the dock.  The terminal is in close proximity to the NS railroad, the CSX railroad and American Electric Power's Rockport generating power plant. We do not expect revenue from this asset until 2015.

(12)  Liability Extinguishment

During the 2013 second quarter we concluded that an approximate $4.3 million liability we recorded during 2006 upon the purchase of Sunrise relating to a terminated coal contract was no longer required. The amount had no affect on cash flows.

Stock Price Information

Our common stock is traded on the NASDAQ Capital Market under the symbol HNRG.  64% of our stock is held by our officers, directors and their affiliates. The following table sets forth the high and low closing sales price for the periods indicated:

	High	Low
2014
January 1 through February 27, 2014	$8.29	$7.63
2013
Fourth quarter	8.55	6.58
Third quarter	8.41	6.82
Second quarter	8.37	6.46
First quarter	8.35	6.90
2012
Fourth quarter	10.11	8.03
Third quarter	8.51	7.25
Second quarter	9.01	6.56
First quarter	10.83	8.70

Regular and Special Cash Dividends

On April 5, 2013 our Board of Directors approved the adoption of a regular quarterly dividend policy. During 2013 we paid three regular quarterly dividends of $.04 each on May 15, August 15 and November 15.

During 2012 we paid three special dividends; April for $.14 per share, August for $.50 and December for $.16 for a total of $.80 per share.

At February 27, 2014, we had 237 shareholders of record of our common stock; this number does not include the shareholders holding stock in "street name.”  We estimate we have over 1,800 street name holders.

Equity Compensation Plan Information

Restricted Stock Units

At December 31, 2013 we had 164,000 Restricted Stock Units (RSUs) outstanding and 840,000 available for future issuance.  The outstanding RSUs have a value of $9 million based on our current stock price of $8.29.  On February 1, 2014 we granted 920,000 RSUs to key employees of which 720,000 vest equally over four years and 200,000 vest equally over two years; our stock price on grant date was $7.66 per share.  In April 2012, we granted 143,000 RSUs with cliff vesting over three years; our stock closed at $9 on grant date.  We expect 310,000 RSUs to vest/lapse during 2014 under our current vesting schedule.

During 2013 and 2012, there were 315,500 and 297,500 RSUs that vested, respectively.  On the vesting dates the shares had a value of $2.3 million for 2013 and $2.4 million for 2012.  Under our RSU Plan participants are allowed to relinquish shares to pay for their required minimum statutory income taxes.

Stock-based compensation expense for 2013 was $2.2 million and for 2012 was $2.7 million.  For 2014, based on existing RSUs outstanding, stock-based compensation expense will be $2.7 million.

On February 1, 2014, our Board of Directors authorized to increase the available shares for issuance under the 2008 Restricted Stock Unit Plan by 1,500,000 shares to be used for future compensation.  The total number of RSUs authorized under the plan since inception is 3,850,000.

Stock Options

On October 31, 2012 we paid our CEO $1.5 million in exchange for him relinquishing his 200,000 stock options with a $2.30 strike price.  The stock was selling for $9.50 on the transaction date. We no longer have any stock options outstanding.

Stock Bonus Plan

Our stock bonus plan was authorized in late 2009 with 250,000 shares.  Currently, we have about 86,000 shares left in such plan.

Coal Reserve Estimates

“Reserves” are defined by the SEC Industry Guide 7 (Guide 7) as that part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination. “Recoverable” reserves mean coal that is economically recoverable using existing equipment and methods under federal and state laws currently in effect. “Proven (measured) reserves” are defined by Guide 7 as reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. “Probable reserves” are defined by Guide 7 as reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

Our reserve estimates were prepared by Samuel Elder and Jacob Gennicks, two of our mining engineers.  Mr. Elder is a licensed Professional Engineer in the State of Indiana and has over 25 years experience estimating coal reserves.  Mr. Gennicks is a licensed Professional Engineer in the State of Indiana and Illinois and has five years experience estimating coal reserves.

Standards set forth by the USGS were used to place areas of the mine reserves into the Proven (measured) and Probable (indicated) categories. Under these standards, coal within 1,320' of a data point is considered to be proven, and coal within 1,320' to 3,960' is placed in the Probable category. All reserves are stated as a final salable product.

Suppliers

The main types of goods we purchase are mining equipment and replacement parts, steel-related (including roof control) products, belting products, lubricants, electricity, fuel and tires.  Although we have many long, well-established relationships with our key suppliers, we do not believe that we are dependent on any of our individual suppliers other than for purchases of electricity.  The supplier base providing mining materials has been relatively consistent in recent years. Purchases of certain underground mining equipment are concentrated with one principle supplier; however, supplier competition continues to develop.

Illinois Basin (ILB)

The coal industry underwent a significant transformation in the early 1990s, as greater environmental accountability was established in the electric utility industry.  Through the U.S. Clean Air Act, acceptable baseline levels were established for the release of sulfur dioxide in power plant emissions.  In order to comply with the new law, most utilities switched fuel consumption to low-sulfur coal, thereby stripping the ILB of over 50 million tons of annual coal demand.  This strategy continued until mid 2000 when a shortage of low-sulfur coal drove up prices.  This price increase combined with the assurance from the U.S. government that the utility industry would be able to recoup their costs to install scrubbers caused utilities to begin investing in scrubbers on a large scale.  With scrubbers, the ILB has reopened as a significant fuel source for utilities and has enabled them to burn lower cost, high sulfur coal.

The ILB consists of coal mining operations covering more than 50,000 square miles in Illinois, Indiana and western Kentucky.  The ILB is centrally located between four of the largest regions that consume coal as fuel for electricity generation (East North Central, West South Central, West North Central and East South Central).  The region also has access to sufficient rail and water transportation routes that service coal-fired power plants in these regions as well as other significant coal consuming regions of the South Atlantic and Middle Atlantic.

U. S. Coal Industry

According to the EIA, coal is expected to remain the largest energy source of electric power generation in the United States for the foreseeable future.

The major coal production basins in the U.S. include Central Appalachia (CAPP), Northern Appalachia (NAPP), Illinois Basin (ILB), Powder River Basin (PRB) and the Western Bituminous region (WB). CAPP includes eastern Kentucky, Tennessee, Virginia and southern West Virginia. NAPP includes Maryland, Ohio, Pennsylvania and northern West Virginia.  The ILB includes Illinois, Indiana and western Kentucky. The PRB is located in northeastern Wyoming and southeastern Montana. The WB includes western Colorado, eastern Utah and southern Wyoming.

Coal type varies by basin. Heat value and sulfur content are important quality characteristics and determine the end use for each coal type.

Coal in the U.S. is mined through surface and underground mining methods. The primary underground mining techniques are longwall mining and continuous (room-and-pillar) mining.  The geological conditions dictate which technique to use. The Carlisle mine uses the continuous technique. In continuous mining, rooms are cut into the coal bed leaving a series of pillars, or columns of coal, to help support the mine roof and control the flow of air.  Continuous mining equipment cuts the coal from the mining face.  Generally, openings are driven 20’ wide and the pillars are rectangular in shape measuring 40’x 40’.  As mining advances, a grid-like pattern of entries and pillars is formed.  Roof bolts are used to secure the roof of the mine.  Battery cars move the coal to the conveyor belt for transport to the surface. The pillars can constitute up to 50% of the total coal in a seam.

The United States coal industry is highly competitive, with numerous producers selling into all markets that use coal. We compete against large producers and hundreds of small producers. Peabody Energy Corporation (NYSE:BTU) and Alliance (NASDAQ:ARLP) are the two largest operators in the ILB producing slightly less than half the ILB’s coal production.

There are some that believe natural gas (natgas) will overtake coal as the most economic way to produce electricity in the U.S.  In the event the government places a price tag on carbon emissions, natgas would gain another advantage over coal since electricity from coal produces more carbon.  The potential exists for natgas producers and utilities to develop a new relationship that has not been possible historically.

Employees

Our coal operations currently employ about 370 people.  We use a consulting geologist when evaluating new coal mine projects.  We also use a consultant to sell our coal, find new buyers and help in contract negotiations. The mine currently operates two production shifts and one maintenance shift while coal is produced 265-275 days of the year.  All of our mines are non-union.

Safety and Environmental Regulations

Our operations, like operations of other coal companies, are subject to extensive regulation, primarily by federal and state authorities, on matters such as: air quality standards; reclamation and restoration activities involving our mining properties; mine permits and other licensing requirements; water pollution; employee health and safety; management of materials generated by mining operations; storage of petroleum products; protection of wetlands and endangered plant and wildlife protection.  Many of these regulations require registration, permitting, compliance, monitoring and self-reporting and may impose civil and criminal penalties for non-compliance.

Additionally, the electric generation industry is subject to extensive regulation regarding the environmental impact of its power generation activities, which could affect demand for our coal over time. The possibility exists that new legislation or regulations may be adopted or that the enforcement of existing laws could become more stringent, causing coal to become a less attractive fuel source and reducing the percentage of electricity generated from coal. Future legislation or regulation or more stringent enforcement of existing laws may have a significant impact on our mining operations or our customers’ ability to use coal.

While it is not possible to accurately quantify the expenditures we incur to maintain compliance with all applicable federal and state laws, those costs have been and are expected to continue to be significant. Federal and state mining laws and regulations require us to obtain surety bonds or post letters of credit from our banks to guarantee performance or payment of certain long-term obligations, including mine closure and reclamation costs.

Reclamation

The Carlisle mine began commercial production in February 2007 and is operating in compliance with all local, state, and federal regulations.  We have no old mine properties to reclaim, other than the Howesville mine which was operated for only eight months before it was closed in June 2006 due to safety concerns.   During 2007, we finished Phase I of the reclamation of the Howesville mine.  We expect the final phase to be completed by the end of 2015.

Mining Permits and Approvals

Numerous governmental permits or approvals are required for mining operations. When we apply for these permits and approvals, we may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed production or processing of coal may have upon the environment. The authorization, permitting and implementation requirements imposed by any of these authorities may be costly and time consuming and may delay commencement or continuation of mining operations. Regulations also provide that a mining permit or modification can be delayed, refused or revoked if an officer, director or a shareholder with a 10% or greater interest in the entity is affiliated with another entity that has outstanding permit violations. Thus, past or ongoing violations of federal and state mining laws could provide a basis to revoke existing permits and to deny the issuance of additional permits.

In order to obtain mining permits and approvals from state regulatory authorities, mine operators must submit a reclamation plan for restoring, upon the completion of mining operations, the mined property to its prior condition, productive use or other permitted condition. Typically, we submit the necessary permit applications several months before we plan to begin mining a new area. Some of our required permits are becoming increasingly more difficult and expensive to obtain, and the application review processes are taking longer to complete and becoming increasingly subject to challenge.  Under some circumstances, substantial fines and penalties, including revocation or suspension of mining permits, may be imposed under the laws described above. Monetary sanctions and, in severe circumstances, criminal sanctions may be imposed for failure to comply with these laws.  Compliance with these laws has increased the cost of coal mining for domestic coal producers.

Mine Health and Safety Laws

We are proud of our safety record.  We comply with the rules and regulation issued by the Mine Safety and Health Administration (MSHA) and also state rules and regulations.  We applaud all reasonable rules and regulation that promote mine safety and keep our miners out of harm’s way.  Complying with these existing rules and proposed rules add to our mining costs.

Clean Air Act and Related Regulations

The federal Clean Air Act and similar state laws and regulations which regulate emissions into the air, affect coal mining, coal handling and processing, primarily through permitting and/or emissions control requirements.

The Clean Air Act also indirectly affects coal mining operations by extensively regulating the air emissions of the coal-fired electric power generating plants operated by our customers. Coal contains impurities, such as sulfur, mercury and other constituents, many of which are released into the air when coal is burned. Carbon dioxide, a greenhouse gas (GHG), is also emitted when coal is burned. Environmental regulations governing emissions from coal-fired electric generating plants could affect demand for coal as a fuel source and affect the volume of our sales. For example, the federal Clean Air Act places limits on sulfur dioxide, nitrogen dioxide, and mercury emissions from electric power plants.

The installation of additional control measures to achieve regulatory emission reductions makes it more costly to operate coal-fired power plants and could make coal a less attractive fuel.

ADDITIONAL DISCLOSURES FOR THE CARLISLE MINE

1.
The Carlisle mine currently has road frontage on State Highway 58, and is adjacent to the CSX railroad. The Carlisle mine has a double 100 car loop facility.  Substantially all of our coal is shipped by rail.

2.
Currently only the Indiana V seam is planned to be mined, and all of the controlled tonnage is leased to Sunrise. Most leases have unlimited terms once mining has begun, and yearly payments or earned royalties are kept current. Mineable coal thickness used is greater than four feet. The current Carlisle mine plan is broken into four areas– North Main – South Main – West Main – 2 South Main. It is believed that all additional property that would be required to access all lease areas can be obtained but, if some properties cannot be leased, some modification of the current mine plan would be required. All coal should be mined within the terms of the leases. Leasing programs are continuing by our staff.

3.
The Carlisle mine has a dual-use slope for the main coal conveyor and the moving of supplies and personnel. There are two 8' diameter shafts, known as the “main fans”, at the base of the slope for mine ventilation.  Two additional air shafts (8’ and 10.5’ diameter), known as the “north fans”, were completed about three miles north of the original air shaft in 2009 to facilitate the mine expansion.  The slope (9° or 15% grade) is 18' wide with concrete and steel arch construction. A 16’ hoist is about four miles north of the main slope.  The hoist is currently facilitating two production units by efficiently moving personnel and materials into the north main and north main addition areas of the reserve.  Two additional 8’ diameter airshafts, the “north portal fans”, were completed in 2013 at the North Portal facility to more effectively ventilate the north units, and facilitate more efficient use of the main set and north set of air shafts to units elsewhere in the mine.   All underground mining equipment is powered with electricity and underground compliant diesel.

4.
The new slurry impoundment construction has been completed in 2013 as planned.  The impoundment is currently being utilized as fine refuse disposal, with a final estimated storage capacity of 36 million clean tons.

5.
Current production capabilities are projected to be in the range of 3 to 3.3 million tons per year giving the mine a reserve life of about 15 years. The mine plan is basic room-and-pillar using a synchronized continuous miner section with no retreat mining. Plans are for pillars to be centered on a 60'x80' pattern with 18' entries for our mains, and pillars on 60'x60' centers with 20' entries in the rooms.

6.	The Carlisle mine has been in production since February 2007. The North Main, Sub Main #1, and the South Main have been developed with four units currently in production.

7.      The Carlisle mine has two wash plants capable of 950 tons/hour of raw feed.

Inaccuracies in our estimates of our coal reserves could result in decreased profitability from lower than expected revenues or higher than expected costs.

Our future performance depends on, among other things, the accuracy of our estimates of our proven and probable coal reserves. We base our estimates of reserves on engineering, economic and geological data assembled, analyzed and reviewed by internal engineers. We update our estimates of the quantity and quality of proven and probable coal reserves annually to reflect the production of coal from the reserves, updated geological models and mining recovery data, the tonnage contained in new lease areas acquired and estimated costs of production and sales prices. There are numerous factors and assumptions inherent in estimating the quantities and qualities of, and costs to mine, coal reserves, including many factors beyond our control, including the following:

•	quality of the coal;

•	geological and mining conditions, which may not be fully identified by available exploration data and/or may differ from our experiences in areas where we currently mine;

•	the percentage of coal ultimately recoverable;

•	the assumed effects of regulation, including the issuance of required permits, taxes, including severance and excise taxes and royalties, and other payments to governmental agencies;

•	assumptions concerning the timing for the development of the reserves; and

•
assumptions concerning equipment and productivity, future coal prices, operating costs, including for critical supplies such as fuel, tires and explosives, capital expenditures and development and reclamation costs.

As a result, estimates of the quantities and qualities of economically recoverable coal attributable to any particular group of properties, classifications of reserves based on risk of recovery, estimated cost of production, and estimates of future net cash flows expected from these properties as prepared by different engineers, or by the same engineers at different times, may vary materially due to changes in the above factors and assumptions. Actual production recovered from identified reserve areas and properties, and revenues and expenditures associated with our mining operations, may vary materially from estimates.

Other

We have no significant patents, trademarks, licenses, franchises or concessions.

Other than the 370 Sunrise Coal employees in Indiana, our Chairman, CFO, controller, land person and two part time administrative staff work in the Denver office.

Our Denver office is located at 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264, phone 303.839.5504 and Sunrise Coal's corporate office is located at 1183 Canvasback Drive, Terre Haute, Indiana 47802, phone 812.299.2800. Terre Haute is approximately 70 miles west of Indianapolis. Our website is www.halladorenergy.com and Sunrise Coal’s is www.sunrisecoal.com.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

23.1	Consent of EKS&H LLLP
23.2	Consent of Brock Engineering, LLC
99.	2013 SEC Reserve Report by Brock Engineering, LLC

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HALLADOR ENERGY COMPANY

Date: February 28, 2014	/s/W. ANDERSON BISHOP
W. Anderson Bishop, CFO and CAO